Exhibit 10.1

COMPENSATION AND RELEASE AGREEMENT

This Compensation and Release Agreement (“Agreement”) is entered into by and between Weldon A. Riggs (hereinafter “Officer”) and First Savings Bank, including its agents, employees, assigns and affiliated entities (hereinafter the “Bank”), effective December 22, 2020 (the “Effective Date”).

WHEREAS, Officer is employed with the Bank;

WHEREAS, the parties wish to resolve the enumerated issues related to Officer’s employment with the Bank and the cessation of that employment in this negotiated Agreement; and

WHEREAS, this Agreement provides Officer with an express contractual right to consideration, of compensation and/or benefits that Officer may not otherwise be entitled to receive.

NOW, THEREFORE, for good and valuable mutual consideration herein recited, the parties hereby covenant and agree to the previous recitals as follows:

1.             Cessation of Officer’s Employment. The last day of full-time employment for Officer at the Bank is January 12, 2021 (the “Termination Date”). During period starting with the Effective Date and through the Termination Date, Officer will perform his normal duties and responsibilities, plus work to transition his responsibilities consistent with the intent of this Agreement.

2.             Base Salary. The Bank shall compensate and pay the Officer his current regular biweekly salary rate of $9,230.77 through the Termination Date (the “Salary Continuation”), according to the regular payroll practices of the Bank.

3.             Incentive Compensation. As additional consideration for this Agreement, the Bank shall compensate and pay the Officer Incentive Compensation for the months ending January 31 and February 28, 2021, calculated and paid by the Bank in good faith and consistent with the usual and customary manner of the Bank’s calculation and payment of the Officer’s Incentive Compensation. The Incentive Compensation for the months ending January 31 and February 28, 2021 shall be calculated monthly and paid to the Officer if the final regular payrolls of February and March 2021.

For the avoidance of doubt: (a) “Incentive Compensation” to be paid to Officer shall be equal to 25% of Division Net Income; (b) “Division Net Income” shall be the Wholesale Lending Division’s (the “Division”) net income from the first business day of each month through the close of business on the last day of each month, as determined and calculated in accordance with Exhibit A attached hereto; (c) Division Net Income is strictly limited to the Division’s (i) direct cash-basis method revenues related to net gains on sales of loans and net realized gain/losses on derivatives and hedging instruments, but specifically excludes loan interest income, loan fees reportable as loan interest income and net servicing income, less (ii) accrual-basis expenses determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), but specifically excludes any expenses for Support Services (as defined below), overhead expenses of the Bank, or taxes not includible in net income before taxes; and (d) the final payment of Incentive Compensation shall (i) be calculated as of and payable for the month ending February 28, 2021 and (ii) shall be paid in the final regular payroll of March 2021.

Support Services shall be defined as operational functions performed by the Bank in order to support the operations of the Division and shall include: (a) accounting services, (b) general operational services, including employees to provide wire transfers, loan operations services, loan servicing support and deposit operations support; (c) human resources services; (d) information technology services; (e) compliance services; and (f) such other administrative and operational services historically performed by the Bank for the benefit of the Division and not recognized as expense of the Division for the purpose of calculating Incentive Compensation.

The Bank shall advise Officer of any increase in expenses that adversely affects Incentive Compensation, and the reason for any increase, prior to payment. Any payment would be subject to deductions/offsets for monetary UDAPP or fair lending restitution fines or civil money penalties if such restitution fines or civil money penalties are levied before the payment is due hereunder.

4.             Severance Package. As consideration for this Agreement, the Bank shall:

(a)               Pay to the Officer Incentive Compensation calculated consistent with and subject to the conditions outlined in Section 3 of this Agreement;

(b)               Pay to Officer any unused accrued vacation time and twenty five percent (25%) of accrued unused sick time as of the Termination Date, which is to be paid by the Bank consistent with the usual and customary manner of the Bank’s payment for unused accrued vacation and sick time;

(c)               Allow Officer to indicate he is resigning his employment effective the Termination Date, if Officer so chooses, without compromising any claim for unemployment benefits; and

(d)               Allow Officer to continue benefits at his own expense consistent with the conditions of COBRA, AFLAC and life insurance carriers after the Termination Date.

5.             Withholding. All forms of compensation described under this Agreement and paid to the Officer shall be subject to customary income tax withholding, withholding of such other employment taxes as are imposed by law, and other forms of withholding elected by the Officer.

6.             Release of Claims by Officer. Officer releases the Bank and its agents, officers, directors, and employees from any and all claims, damages, and liabilities including, but not limited, to all claims arising from or in any way connected with Officer’s employment by the Bank and the cessation of Officer’s employment. This release includes, but is not limited to, all claims of: (a) wrongful discharge, including claims of retaliatory discharge; (b) breach of contract; (c) defamation; (d) wage/hour liability, including claims for vacation or other benefits or bonuses or partially accrued bonuses; (e) sex discrimination including claims of sexual harassment; (f) race discrimination; (g) religious discrimination; (h) national origin discrimination; (i) disability/handicap discrimination; (j) age discrimination; (k) any claim based upon tort, equity or any violation of any state or federal statute or municipal ordinance; (l) violations of the Officer Retirement Income Security Act, Worker Adjustment and Retraining Notification Act, Civil Rights Act, Fair Labor Standards Act; (m) any claims for wages, incentives, bonuses, PTO, accrued vacation pay, accrued sick pay, and other accrued wages; and/or (n) any claim under tort, contract, statute or otherwise. However, this release excludes claims for any violation of this Agreement and for worker’s compensation and also excludes any administrative claims Officer may not waive. Otherwise, this is a complete release of all claims.

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7.             Release of Age Claim by Officer. Officer understands and acknowledges that this Agreement releases any claim, arising before execution of this Agreement, which Officer may have against any person or entity referenced in Paragraph 3 under the federal Age Discrimination in Employment Act (“ADEA”), as well as any corresponding state or local laws, which protects persons 40 years of age and older.

8.             Legal Advice. The Bank hereby advises Officer to consult with an attorney before executing this Agreement; and Officer further acknowledges that Officer has been provided by the Bank with a full and ample opportunity to present this Agreement to an attorney of Officer’s choosing. If Officer has not consulted with an attorney, Officer has done so knowingly, willingly and voluntarily.

9.             Covenants of Officer. In return for the additional consideration extended Officer, Officer also expressly warrants and agrees, for a period of one (1) year after the Termination Date, that he will not:

(a)               directly or indirectly hire, recruit, offer to hire, or employ on behalf of any other person or entity, any person who is either an employee of the Bank at the Effective Date or becomes an employee of the Bank at any time during the one (1) year after the Termination Date;

(b)               directly or indirectly offer, induce, recruit, solicit, influence, or attempt to influence any employee of the Bank to terminate her or his employment with the Bank for the purpose of working for Officer or any other person or entity, whether or not a competitor of the Bank;

(c)               provide names or contact information of any employee of the Bank to an agent or recruiter for the purpose of working for Officer or any other person or entity, whether or not a competitor of the Bank;

(d)               divert, contact, solicit, do business with, or attempt to do any of the foregoing with any existing or prospective the Bank customer or with any person or entity who has been a customer of the Bank at any time within one (1) year before the Termination Date;

(e)               persuade or attempt to persuade any agent, client, vendor, supplier, contractor, consultant, independent contractor, or other person who has a business relationship with the Bank to cease to do business with the Bank, reduce the amount of business that it historically has done with the Bank, or otherwise adversely alter its business relationship with the Bank;

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(f)                direct or otherwise target any selling, marketing, or promotional efforts of any person at any person or entity that has a business relationship with the Bank; and/or

(g)               use for himself or others, or divulge or disclose to others, any confidential or proprietary or confidential information, knowledge or data relating to the Bank’s business or its employees, officers, executives, or managers in any way obtained by Officer while employed by the Bank, other than published material properly in the public domain.

Notwithstanding the forgoing, the covenants contained in Sections 9(a) and 9(b) above, shall not apply or be enforceable upon Officer with respect to the Bank employee Tiffany Riggs and shall only be enforceable upon Officer with respect to Bank employee Preston Riggs for a period of six (6) months after the Termination Date.

Each of Officer’s obligations to the Bank under the preceding restrictive covenants of this paragraph are independent of any other obligations between Officer and the Bank, including any promise or agreement contained in this Agreement, or this paragraph of this Agreement. Officer stipulates and acknowledges that the preceding restrictive covenants are reasonably necessary to protect the Bank’s legitimate protectable business interests, including trade secrets, other valuable confidential or business information, substantial relationships with existing or prospective vendors, supplies, customers, contractors, consultants and independent contractors with whom the Bank has or seeks a business relationship, and the goodwill associated with the trade names of the Bank, its ongoing business, and the trade areas in which it operates.

10.           Acknowledgement of Receipt; Revocation. Officer acknowledges that Officer is legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement. Should Officer not execute this Agreement within twenty-one (21) days after receiving this Agreement, the terms and conditions of this Agreement shall automatically expire. Officer further acknowledges that Officer may revoke (cancel) this Agreement within seven (7) days after executing this Agreement (the “Revocation Period”). This Agreement shall be final and binding unless revoked by Officer within the Revocation Period. To be effective, Officer’s revocation must be in writing and must be delivered to and received by Human Resources Officer, currently, Lisa Morley, First Savings Bank, 702 North Shore Drive, Suite 300, Jeffersonville, Indiana 47130 within the Revocation period. The Severance Payment under Section 4 of this Agreement shall not be made prior to the expiration of the Revocation Period.

11.           Supersession of Prior Agreements and Merger. This Agreement specifically cancels and supersedes any and all prior agreements and understandings between the parties, oral or written, and the parties are released from any and all obligations under those prior agreements except for defined benefit plans to which Officer may be a participant. Any negotiations, representations, warranties or guarantees made orally prior to the date of this Agreement are deemed fully merged herein, and Officer shall continue employment through the Termination Date subject to the rights and obligations of employment by Bank.

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12.           Amendment or Alteration. This Agreement may be amended or altered only by a written instrument, executed by both parties to the Agreement.

13.           Venue. Venue for any proceeding regarding this Agreement shall be in the State of Indiana. The parties expressly consent to this venue.

14.           Governing Law. This Agreement shall be governed in all respects by the laws of the State of Indiana, in which the Bank is headquartered.

15.           Corporate Authority to Sign. The designated officer or agent of the Bank executing this Agreement hereby represents and warrants that he has full right, power and authority to execute this Agreement on behalf of the Bank.

16.           Headings. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties to this Agreement.

17.           Return of Bank Property. On or before the Termination Date, Officer shall return to the Bank its property including the originals and all copies, summaries, and abstracts of all written, recorded, or computer-generated information which Officer has in Officer’s possession or control and which Officer has obtained in connection with Officer’s employment with the Bank.

18.           Confidentiality of Agreement. Officer shall keep the terms of this Agreement confidential and shall not disclose the terms and existence of this Agreement except to his spouse and son as required in a legal proceeding, including administrative and arbitration proceedings, as required to fulfill Officer’s tax obligations, or as mutually agreed by the parties. Provided: Officer must have his spouse and son execute and return the Agreement in Exhibit B or Officer shall not make any disclosure to his spouse and son as authorized herein.

19.           Non-Disclosure. Officer is a member of Senior Management for the Bank and has access to sensitive information. Unless required by law, Officer will not, at any time, disclose to anyone (including existing and former employees) any information concerning corporate matters including, but not limited to, any information concerning compensation arrangements of the Bank employees, future plans of the Bank, trade secrets, or any client information of the Bank. Also, unless required by law, Officer shall not utilize such corporate information or trade secrets for Officer’s own benefit, or for the benefit of third parties or disclose any such information to existing the Bank employees. All memoranda, notes, records or other documents compiled by Officer or made available to Officer during employment concerning the business of the Bank and/or its clients shall be the property of the Bank and shall be delivered to the Bank.

20.           Cooperation in Business and Legal Matters. Officer will make himself available, at reasonable times and upon reasonable notice, without a subpoena or other compulsory process, and without additional compensation beyond that set forth in this Agreement, upon the request of the Bank, its officers or its counsel, to confer or consult, or provide information or evidence, relating to any business or legal matters in which Officer was involved during his employment with the Bank. The Bank will reimburse Officer for any actual out-of-pocket expenses incurred by him in fulfilling this obligation, provided such expenses are authorized in advance by the Bank and properly documented with receipts.

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21.           Re-employment Waiver. Officer acknowledges that this Agreement is an effort by the Bank to smoothly facilitate Officer’s transition. Officer acknowledges that this Agreement is not an indication, implication, or admission of liability or wrongdoing on the part of the Bank or any party being released, and Officer further acknowledges that all such parties deny any wrongdoing or liability. Officer waives any re-employment rights with the Bank and understands that it is not obligated to consider any application for employment of Officer.

22.           Violation of this Agreement. A party may recover its reasonable costs, attorney’s fees and damages for any violation of this Agreement by the other party.

BY WELDON A. RIGGS’ SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE (1) HAS READ THIS COMPENSATION AND RELEASE AGREEMENT CAREFULLY AND COMPLETELY; (2) HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER AND REVIEW THIS AGREEMENT; (3) IS AWARE OF EMPLOYEE’S RIGHT TO CONSULT WITH LEGAL COUNSEL AND THAT EMPLOYEE HAS HAD AMPLE OPPORTUNITY TO DO SO; AND (4) UNDERSTANDS ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT.

This Agreement was delivered to Employee on December 22, 2020.

EMPLOYEE

/s/ Weldon A. Riggs		02/06/21
WELDON A. RIGGS		Date Signed

FIRST SAVINGS BANK

By:	/s/ Larry W. Myers	02/06/21
	Larry W. Myers,	Date Signed
President & CEO

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EXHIBIT A

CUMULATIVE DIVISION NET INCOME

Wholesale Lending Division Revenues – Cash Basis:

Net Gain/Loss on Sale of Loans (1)

Realized Gain/Loss on Derivative and Hedging Instruments (2)

LESS

Wholesale Lending Division Expenses – Accrual (3):

Compensation and Benefits

Occupancy and Equipment

Data Processing and Technology

Advertising and Leads

Professional Fees

Operating Expenses, including, but not limited to:

Meals and Entertainment

Transportation and Lodging

Mileage

Seminars and Training

Stationary, Printing, Postage and Office Supplies

Telephony and Data Communications

Insurance Premiums

Dues and Subscriptions

Loan Origination and Appraisal

Fraud Losses

Miscellaneous Taxes and License Fees

Miscellaneous Other Operating Expenses

Cumulative Net Profit/Loss of Closed Retail Offices

(1)	Difference between purchase price from a Retail office or TPO and sales price to an investor for each sold loan on a settlement-date basis, as historically calculated by the Wholesale Lending Division prior to the Effective Date and as reported in the system of record technology platform.

(2)	Realized gain or loss recognized upon the settlement of a derivative and hedging instrument, as reported on by the third-party hedging/trading firm.

(3)	Direct expenses of the Wholesale Lending Division, as reported in its internally prepared general ledger, but shall exclude:

•	incentive compensation of the Officer and payroll taxes associated with such incentive compensation;
•	compensation and benefits expense of individuals employed by the Bank in the Support Services areas and departments, irrespective of organizational chart reporting lines;
•	expenses of Retail offices until such offices are closed for business and the cumulative net profit/loss is finalized; and
•	any overhead expenses allocated to the Wholesale Lending Division for Support Services.

Exhibit B

For good and valuable consideration, the undersigned agrees to keep the terms of the Compensation and Release Agreement (“Agreement”) between Weldon Riggs and First Savings Bank strictly confidential.

By:
Sign and Print Name

Date: